EXHIBIT 23.1


KPMG
757 Third Avenue
New York, NY  10017



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Yonkers Financial Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-37667 and No. 333-37669) of our report dated October 25, 1999 relating to the consolidated balance sheets of Yonkers Financial Corporation and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 Annual Report on Form 10-K of Yonkers Financial Corporation.


/s/ KPMG LLP


New York, New York
December 23, 1999